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                                                                  Exhibit 4.05


                          REGISTRATION RIGHTS AGREEMENT


                  Registration Rights Agreement, dated as of October 30, 1998, among Jazz Casino Company, L.L.C., a Louisiana limited liability company (the "Company"), JCC Holding Company, a Delaware corporation ("JCC Holding"), Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette, Inc. and BT Alex. Brown Incorporated (collectively, the "Underwriters"), and each of the Participating Banks listed in Schedule A hereto (the "Participating Banks" and, together with the Underwriters and any Affiliates of any of such Underwriters or the Participating Banks and any Permitted Transferees thereof, the "Initial Holders").

                              W I T N E S S E T H:

                  WHEREAS, the Company has agreed to issue and sell to the Initial Holders, and the Initial Holders have agreed to purchase from the Company, $27,287,500 aggregate principal amount of 8% Convertible Junior Subordinated Debentures Due 2010 (the "Debentures") in connection with that certain Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code as modified through October 13, 1998 and filed by, inter alia, Harrah's Jazz Company (the "Plan"); and

                  WHEREAS, pursuant to the Plan and in order to induce the Initial Holders to accept the Debentures, the Company has agreed to provide registration rights with respect thereto, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereto hereby agree as follows:

                  1. Definitions. (a) The following terms shall have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

                  "Additional Selling Holders" has the meaning set forth in Section 2(a).

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that no holder of Debentures shall be deemed to be an Affiliate of any other holder of Debentures solely by reason of any investment in the Company or JCC Holding. For the purpose of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.



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                  "Common Stock" means, prior to the Transition Date (as defined in the Amended and Restated Certificate of Incorporation), the Class A Common Stock of JCC Holding and on and after the Transition Date, the Unclassified Common Stock of JCC Holding.

                  "Conversion Shares" means the shares of Common Stock issued or issuable upon conversion of the Debentures.

                  "Delay Periods" has the meaning set forth in Section
4.

                  "Demand Registration" has the meaning set forth in
Section 2(a).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

                  "Hold Back Periods" has the meaning set forth in
Section 3(a).

                  "Indemnified Party" has the meaning set forth in
Section 7.

                  "Indemnifying Party" has the meaning set forth in
Section 7.

                  "Initiating Holder" has the meaning set forth in
Section 2(a).

                  "Inspectors" has the meaning set forth in Section
4(g).

                  "Interruption Period" has the meaning set forth in
Section 4.

                  "Maximum Offering Size" has the meaning set forth in
Section 2(d).

                  "NASD" means the National Association of Securities Dealers, Inc., or any successor corporation thereto.

"Permitted Transferee" means any Person to whom any Registrable Security is transferred provided that such transfer is pursuant to the terms of the Indenture.

                  "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Public Offering" means an underwritten public offering of the Registrable Securities pursuant to an effective registration statement under the Securities Act.

                  "Records" has the meaning set forth in Section 4(g).

                  "Redemption Shares" means the shares of Common Stock issued or issuable as payment of the redemption price upon redemption of the Debentures.


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                  "Registrable Securities" means (i) the Debentures and any
Related Registrable Securities, (ii) any Conversion Shares and any Related Registrable Securities and (iii) any Redemption Shares and any Related Registrable Securities. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been sold publicly as permitted by Rule 144 (or any successor provision) under the Securities Act, (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company or JCC Holding and subsequent public distribution of them shall not require registration of them under the Securities Act, or (d) they shall have ceased to be outstanding.

                  "Registration Expenses" means (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 4(h) hereof),
(vi) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees and expenses of one counsel for the Initiating Holder selected by the Initiating Holder holding a majority of the Registrable Securities to be registered in connection with a Demand Registration, (viii) fees and expenses in connection with any review of underwriting arrangements by the NASD, including fees and expenses of any "qualified independent underwriter," (ix) fees and expenses of listing the Shares into which the Debentures are convertible on an exchange or other trading system and (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities; but shall not include any underwriting fees, discounts or commissions attributable to the sale of the Registrable Securities, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the holders of the Registrable Securities (or the agents who manage their accounts) or any fees and expenses of underwriter's counsel.

                  "Related Registrable Securities" means any securities issued or issuable with respect to any Debentures, Conversion Shares or Redemption Shares, as the case may be, by way of a dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

                  "Requesting Holder" has the meaning set forth in
Section 2(a).

                  "SEC" means the Securities and Exchange Commission.



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                  "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

                  "Shares" means all Common Stock.

                           (b)      The words "herein," "hereof" and
"hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits hereto, as the same may from time to time be amended or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

                           (c)      The sign "$" shall mean, unless otherwise
indicated, the lawful money of the United States.

                  2.       Demand Registration.  (a)   Upon the written
request of any Initial Holder that purchased $5 million or greater of the aggregate amount of the Registrable Securities held by Initial Holders on October 30, 1998 or any Permitted Transferee of any such Initial Holder that at the time of the written request owns $5 million or greater of the aggregate amount of Registrable Securities held by Initial Holders on that date (an "Initiating Holder") requesting in writing that the Company or JCC Holding, as the case may be, effect the registration under the Securities Act of such Initiating Holder's Registrable Securities (or a portion thereof), and specifying the intended method of disposition thereof, the Company or JCC Holding, as the case may be, will promptly give written notice of such requested registration (the "Demand Registration") at least 30 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to any other Initial Holders who hold Registrable Securities at such time (based on the books and records of the transfer agent or registrar with respect to the Registrable Securities), and thereupon will use its commercially reasonable efforts to effect, as soon as reasonably practicable, the registration under the Securities Act of:

                                     (i)    the Registrable Securities that the
         Company or JCC Holding has been so requested to register by the Initiating Holder then held by the Initiating Holder; and

                                     (ii)            all Registrable Securities
         that any other Initial Holder has requested the Company or JCC Holding to register by written request received by the Company or JCC Holding, as the case may be, within 20 days after the delivery to such Initial Holders of the written notice given by the Company or JCC Holding, as the case may, pursuant to Section 2(a) above (such other Initial Holders who have requested registration being referred to herein as "Additional Selling Holders" and, together with the Initiating Holder, as the "Requesting Holders"), all to the extent necessary to permit the disposition in an underwritten offering (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that the Company or JCC Holding, as the case may be, shall not be obligated to effect more than one Demand Registration pursuant to this Section 2 for any Initiating Holder and no more than two Demand Registrations in the aggregate; provided further that no Initial Holder(s)


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will be permitted to require any Demand Registration prior to the earlier of (i)
18 months after the Casino (as defined in the Plan) opens for business and (ii) the filing by the Company of its third Annual Report on Form 10-K under the Exchange Act; provided further that the Company or JCC Holding, as the case may be, shall not be obligated to effect the Demand Registration contemplated by this Section 2(a) unless the aggregate Registrable Securities requested to be included in such Demand Registration by the Requesting Holders would have a gross sales price of at least $5 million.

                  Promptly after the expiration of the 20-day period referred to in Section 2.1(a)(ii) hereof, the Company or JCC Holding, as the case may be, will notify the Initiating Holder of any Additional Selling Holders and the amount of Registrable Securities requested to be included in the Demand Registration by such Additional Selling Holders. The Initiating Holder requesting a registration under this Section 2(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Requesting Holders, by providing a written notice to the Company or JCC Holding, as the case may be, and such other Requesting Holders revoking such request, in which case such request, so revoked, shall not be considered the Demand Registration if, and only if, any fees and expenses incurred by the Company or JCC Holding as a result of such revoked request are paid by the Initiating Holder; provided, however, that the Initiating Holder may only revoke such request if the Initiating Holder owns a majority of the aggregate amount of Registrable Securities to be included in such Demand Registration.

                           (b)      Except as provided in Section 2(a), the
Company or JCC Holding will pay all Registration Expenses in connection with the first Demand Registration so long as not more than $4.999 million aggregate principal amount of Registrable Securities remains outstanding after giving effect to the registration of Registrable Securities pursuant to such Demand Registration. If more than $4.999 million aggregate principal amount of Registrable Securities remains outstanding after giving effect to the first Demand Registration, then in the first and each subsequent Demand Registration each Requesting Holder shall be severally liable for, and shall pay for, its pro rata share (i.e., the percentage resulting from dividing its Registrable Securities subject to the applicable Demand Registration by all Registrable Securities subject to such Demand Registration) of one half of all Registration Expenses relating to the applicable Demand Registration and the Company or JCC Holding will pay the balance of such Registration Expenses.

                           (c)      A registration requested pursuant to this
Section 2 shall not be deemed to have been effected (i) unless the registration statement relating thereto (x) has become effective under the Securities Act and
(y) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Securities of the Requesting Holders have actually been sold thereunder), (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Requesting Holders and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Requesting Holders.

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                           (d)      If the managing underwriter of the
underwritten offering shall advise the Company or JCC Holding, as the case may be, in writing (with a copy to each Requesting Holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range acceptable to the Requesting Holders owning the majority of the Registrable Securities requested to be included in such registration, the Company or JCC Holding, as the case may be, will include in such registration, to the extent of the number which the Company or JCC Holding, as the case may be, is so advised can be sold in such offering (the "Maximum Offering Size"), Registrable Securities requested to be included in such registration allocated among the Requesting Holders on a pro rata basis (based upon the amount of Registrable Securities requested to be registered by each such Requesting Holder, as compared to the aggregate amount of Registrable Securities requested so to be registered).

                           (e)      JCC Holding and the Company will cooperate
in the performance of their obligations under this Section 2.

                           (f)      The underwriter or underwriters of the
underwritten offering of the Registrable Securities so to be registered shall be selected by the mutual agreement of the Company or JCC Holding, as the case may be, and the holders of a majority of the Registrable Securities so to be registered.

                           (g)      Whenever the Company or JCC Holding shall
effect a registration pursuant to this Section 2 in connection with the underwritten offering by one or more Requesting Holders of Registrable Securities, no securities other than Registrable Securities shall be included among the securities covered by such registration unless the managing underwriter of such offering shall have advised each Requesting Holder of Registrable Securities to be covered by such registration in writing that the inclusion of such other securities would not adversely affect such offering.

                  3. Holdback Agreements. (a) If (i) the Company or JCC Holding, as the case may be, shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to the Common Stock or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (ii) with reasonable prior notice, the Company or JCC Holding, as the case may be, (in the case of a nonunderwritten public offering by the Company or JCC
Holding, as the case may be, pursuant to such registration statement) advises Initial Holders in writing that a public sale or distribution of any Registrable Securities would materially adversely affect such offering or the managing underwriter or underwriters (in the case of an underwritten public offering by the Company or JCC Holding, as the case may be, pursuant to such registration statement) advise the Company or JCC Holding, as the case may be, in writing (in which case the Company or JCC
Holding, as the case may be, shall notify the Initial Holders with a copy of such underwriter's notice) that a public sale or distribution of Registrable Securities would materially adversely affect such offering, then each Initial Holder shall, to the extent not inconsistent with applicable law, refrain from effecting any public sale or distribution of Registrable Securities (including any sale pursuant to Rule 144)

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during the ten (10) days prior to the effective date of such registration statement and until the earliest of (A) the abandonment of such offering, (B) 90 days after the effective date of such registration statement and (C) if such offering is an underwritten offering, the termination in whole or in part of any "hold back" period obtained by the underwriter or underwriters in such offering from the Company or JCC Holding, as the case may be, in connection therewith (each such period, a "Hold Back Period").

                           (b)      Each of the Company and JCC Holding agrees
not to effect any public sale or distribution (other than public sales or distributions solely by and for the account of the Company or JCC Holding of securities issued pursuant to any employee benefit or similar plan or any dividend reinvestment plan) of any securities during the period commencing on the date the Company or JCC Holding, as the case may be, receives a request from an Initiating Holder pursuant to Section 2 and continuing until 90 days after the commencement of a Public Offering, if requested by the managing underwriter in such Public Offering, or for any such shorter period as the managing underwriter shall request; provided, however, that neither the Company nor JCC Holding shall be required to comply with this Section 3(b) on more than one occasion.

                  4. Registration Procedures. Whenever an Initiating Holder requests that any Registrable Securities be registered pursuant to
Section 2 hereof, the Company or JCC Holding, as the case may be, will, subject to the provisions of such Section, use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as practicable, and in connection with any such request:

                           (a)      The Company or JCC Holding, as the case may
be, will as soon as reasonably practicable prepare and file with the SEC a registration statement on any form for which the Company or JCC Holding then qualifies or which counsel for the Company or JCC Holding shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days.

                           (b)      The Company or JCC Holding, as the case may
be, will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Requesting Holder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company or JCC Holding, as the case may be, will furnish to such Requesting Holder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Requesting Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder.

                           (c)      After the filing of the registration
statement, the Company or JCC Holding, as the case may be, will promptly notify each Requesting Holder holding Registrable


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Securities covered by such registration statement of any stop order or cease trade order issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or cease trade order or to remove or revoke it if entered.

                           (d)      The Company and JCC Holding, as the case may
be, will use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Requesting Holder holding such Registrable Securities reasonably (in light of such Requesting Holder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company or JCC Holding and do any and all other acts and things that may be reasonably necessary or advisable to enable such Requesting Holder to consummate the disposition of the Registrable Securities owned by such Requesting Holder; provided that neither the Company nor JCC Holding will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

                           (e)      The Company or JCC Holding, as the case may
be, will immediately notify each Requesting Holder holding such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will contain complete and accurate disclosure of all material facts relating to the securities covered thereby and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and promptly prepare and make available to each such Requesting Holder any such supplement or amendment.

                           (f)      The Company or JCC Holding, as the case may
be, will enter into customary agreements (including an underwriting agreement in customary form, including, without limitation, customary provisions for indemnification and contribution) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities in any such Public Offering, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

                           (g)      Upon the execution of customary
confidentiality agreements in form and substance reasonably satisfactory to the Company or JCC Holding, as the case may be, the Company or JCC Holding, as the case may be, will make available for inspection by any Requesting Holder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company or JCC Holding, as the case may be, pursuant to this Section 4 and any attorney, accountant or other professional retained by any such Requesting Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company or JCC Holding (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence


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responsibility, and cause the Company's or JCC Holding's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company or JCC Holding, as the case may be, determines to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless
(i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Initial Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or JCC Holding, as the case may be, unless and until such information, to the extent material, is made generally available to the public. Each Initial Holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company or JCC Holding, as the case may be, and allow the Company or JCC
Holding, as the case may be, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

                           (h)      The Company or JCC Holding, as the case may
be, will furnish to each Requesting Holder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company or JCC Holding, as the case may be, and (ii) a comfort letter or comfort letters from the Company's or JCC Holding's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the owners of a majority of the amount of Registrable Securities being sold for the account of the Requesting Holders or the managing underwriter therefor reasonably requests.

                           (i)      The Company or JCC Holding, as the case may
be, will otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, including, without limitation, making available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                           (j)      The Company or JCC Holding, as the case may
be, may require each Requesting Holder to promptly furnish in writing to the Company or JCC Holding, as the case may be, such information regarding the distribution of the Registrable Securities as the Company or JCC Holding, as the case may be, may from time to time reasonably request and such other information legally required in connection with such registration.

                           (k)      Each Initial Holder agrees that, upon
receipt of any notice from the Company or JCC Holding, as the case may be, of the happening of any event of the kind described in Section 4(e) hereof, such Initial Holder, to the extent it participates in the Demand Registration as a Requesting Holder, will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Initial Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(e) hereof (such period during which disposition is discontinued being an "Interruption Period"), and, if so directed by the Company or JCC Holding, such Initial Holder will deliver to


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the Company or JCC Holding all copies, other than any permanent file copies then in such Initial Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The Company or JCC Holding, as the case may be, shall be entitled to postpone the filing of any registration statement otherwise required to be prepared and filed by the Company or JCC Holding, as the case may be, pursuant to Section 2, or suspend the use of any effective registration statement under Section 2, for a reasonable period of time which shall be as short as practicable, but in any event not in excess of 90 days (a "Delay Period"), if the Company or JCC
Holding, as the case may be, determines in good faith that the registration and distribution of the Registrable Securities covered or to be covered by such registration statement would materially interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or JCC Holding or any of their subsidiaries or would require premature disclosure thereof and promptly gives the Initial
Holders written notice of such determination, containing a statement of the reasons for such postponement and an approximation of the period of the anticipated delay. If the Company or JCC Holding shall so postpone the filing of a registration statement, the holders of Registrable Securities to be registered shall have the right to withdraw the request for registration by giving written notice from the holders of a majority of the Registrable Securities that were to be registered to the Company or JCC Holding, as the case may be, within 45 days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period. The time period for which the Company or JCC Holding, as the case may be, is required to maintain the effectiveness of any registration statement shall be extended by the aggregate number of days of all Delay
Periods, all Hold Back Periods and all Interruption Periods occurring during such registration. No more than one Delay Period may be invoked pursuant to this Section with respect to a Demand Registration.

                  5. Indemnification by the Company and JCC Holding. The Company and JCC Holding agree to indemnify and hold harmless each Requesting Holder, its officers, directors, employees and agents, and each person, if any, who controls such Requesting Holder within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including those resulting from any order made or any inquiry, investigation or proceeding commenced by any securities regulatory authority, stock exchange or by any other competent authority) caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company or JCC Holding shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are based upon (i) any such untrue statement or omission or alleged untrue statement or omission in any such registration statement or prospectus made or omitted, as the case may be, in reliance upon and in conformity with information furnished in writing to the Company or JCC Holding by such Requesting Holder or on such Requesting Holder's behalf expressly for use therein or (ii) a Requesting Holder's failure to send or give a copy of the final prospectus to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such


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







final prospectus. The Company and JCC Holding also agree to indemnify any underwriters of the Registrable Securities, their officers, directors, employees and agents and each person who controls such underwriters (other than in respect of loss of profit or information relating solely to the underwriters) on substantially the same basis as that of the indemnification of the Requesting Holders provided in this Section 5 and which indemnification shall provide, in addition, an indemnity in respect of any breach of representation or warranty of the Company contained in any underwriting agreement in respect of Registrable Securities.

                  6. Indemnification by Initial Holders. Each Initial Holder, to the extent it participates in the Demand Registration as a Requesting Holder, agrees, severally but not jointly, to indemnify and hold harmless the Company and JCC Holding, its officers, directors and agents and each person, if any, who controls the Company or JCC Holding within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and JCC Holding to such Initial Holder, but only with respect to information furnished in writing by such Initial Holder or on such Initial Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each such Initial Holder also agrees to indemnify and hold harmless underwriters (other than in respect of loss of profit or information relating to the underwriters) of the Registrable Securities, their officers, directors, employees and agents and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company and JCC Holding provided in this
Section 6. As a condition to including Registrable Securities in any registration statement filed in accordance with Sections 2 hereof, the Company or JCC Holding may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

                  7. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Sections 5 and 6 hereof, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (not to be unreasonably withheld), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

                  8. Contribution . If the indemnification provided for in Sections 5 and 6 hereof is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company or JCC Holding and the Requesting Holders, on the one hand, and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company or JCC Holding and such Requesting Holders on the one hand, and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company or JCC Holding and such Requesting Holders, on the one hand, and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company or JCC Holding, on the one hand, and each such Requesting Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company or JCC Holding and of each such Requesting Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company or JCC Holding and such Requesting Holders, on the one hand, and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company or JCC Holding and such Requesting Holders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company or JCC Holding and such Requesting Holders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or JCC Holding and such Requesting Holders or by such underwriters. The relative fault of the Company or JCC Holding on the one hand and of each such Requesting Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  The Company and JCC Holding and each of the Initial Holders agree that it would not be just and equitable if contribution pursuant to this
Section 8 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no underwriter shall be required to contribute any amount in excess of the amount of the total fees, discounts and commissions received by it, and no Requesting Holder shall be required to contribute any amount in excess of the amount of the proceeds received by such Requesting Holder in respect of a sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Requesting Holder's obligation to contribute pursuant to this Section 8 is several in the proportion that the proceeds of the offering received by such Requesting Holder bears to the total proceeds of the offering received by all such Requesting Holders and not joint.

                  9. Participation in Public Offering. No Person may participate in any Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement.

                  10. Rule 144. The Company and JCC Holding shall take all actions reasonably necessary to enable holders of Registrable Securities to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC including, without limiting the generality of the foregoing, JCC Holding's filing on a timely basis all reports required to be filed by the Exchange Act. Upon the request of any holder of Registrable Securities, the Company and JCC Holding will deliver to such holder a written statement as to whether they have complied with such requirements.

                  11.      Miscellaneous.

                           (a)      No Inconsistent Agreements.  The Company
will not, and JCC Holding will not, hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement.

                           (b)      Remedies.  Each holder of Registrable
Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each of JCC Holding and the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

                           (c)      Amendment; Waiver; Termination.  (i) Except
as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless consented to in writing by the Company, JCC Holding and Initial Holders owning at least a majority of the Registrable Securities then held by all Initial Holders.

                                     (ii)     This Agreement shall expire on the
         earlier to occur of (A) the date upon which the Registrable Securities are no longer outstanding, whether following redemption, maturity, conversion or otherwise (B) the date on which none of the Initial Holders holds Registrable Securities which are "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act and (C) May 15, 2010.

                           (d)      Notice Generally.  Any notice, demand,
request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

                  (i)      if to the Company or JCC Holding, to:

                           JCC Holding Company
                           512 South Peters Street
                           New Orleans, Louisiana  70130
                           Attention:  Corporate Secretary
                           with a copy to:

                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309-3424
                           Attention:  Michael R. McAlevey

                  (ii) if to any holder of Registrable Securities, at its last known address appearing on the books of the Company or JCC Holding maintained for such purpose;

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or five days after the same shall have been deposited in the mail, postage prepaid. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

                           (e)      Assigns.  Rights and benefits under this
Agreement shall not be assignable by the Initial Holders.

                           (f)      Headings.  The headings in this Agreement
are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                           (g)      Governing Law.  This Agreement shall be
governed by the laws of the State of New York.

                           (h)      Severability.  Wherever possible, each
provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                           (i)      Entire Agreement.  This Agreement represents
the complete agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                       JAZZ CASINO COMPANY, L.L.C.
                                       By:  JCC Holding Company, its sole member


                                       By:  /s/ L. Camille Fowler
                                          -----------------------------------
                                           Name:  L. Camille Fowler
                                           Title: V.P./Secretary


                                       JCC HOLDING COMPANY
                                       By:  /s/ L. Camille Fowler
                                          -----------------------------------
                                           Name:  L. Camille Fowler
                                           Title: V.P./Secretary


                                       DONALDSON, LUFKIN & JENRETTE, INC.


                                       By: /s/ Timothy J. Mayopoulos
                                          -----------------------------------
                                           Name:  Timothy J. Mayopoulos
                                           Title: VP's Associate General Counsel


                                       SALOMON SMITH BARNEY INC.


                                       By: /s/ Marion B. Chan
                                          -----------------------------------
                                           Name:  Marion B. Chan
                                           Title: 1st VP


                                       BT ALEX. BROWN INCORPORATED


                                       By: /s/ David S. Baley
                                          -----------------------------------
                                          Name:  David S. Baley
                                          Title: Managing Director


                                       BANKERS TRUST COMPANY


                                       By:  /s/ Gregory P. Shefrin
                                          -----------------------------------
                                          Name:  Gregory P. Shefrin
                                          Title: Vice President


                                      (Signatures continued on next page)

                                      FIRST NATIONAL BANK OF COMMERCE


                                      By: /s/ Richard Spiehler
                                          -----------------------------------
                                         Name:  Richard Spiehler
                                         Title: Senior V.P.

                                   SCHEDULE A


                               Participating Banks


Bankers Trust Company

First National Bank of Commerce